October 23, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Municipal Mortgage & Equity, LLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Municipal Mortgage & Equity, LLC dated October 20, 2006. We agree with the statements concerning our Firm in such Form 8-K. We have no basis on which to comment regarding the current status of the material weaknesses or the remediation efforts.

Very truly yours,

PricewaterhouseCoopers LLP